Exhibit EX-99.a

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF TRUST OF

GUIDESTONE FUNDS

(FORMERLY AB FUNDS TRUST)

This Certificate of Amendment (“Amendment”) is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq) and sets forth the following:

1.	The name of the trust: GuideStone Funds

2.	The name under which the trust was originally formed: Annuity Board Funds Trust

3.	The date of filing of the original certificate of trust: March 2, 2000

4.	The business address of the registered office of the Trust and of the registered agent of the Trust is:

Corporation Service Company

2711 Centreville Road, Suite 400

Wilmington, Delaware 19808

New Castle County

5.	This Amendment is effective upon filing.

6.	The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the other assets of the Trust generally or other series.

IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Amendment to the Certificate of Trust of GuideStone Funds this 5th day of August, 2005.

/s/ Joseph A. Mack
Joseph A. Mack, as Trustee and not individually

Address: 2401 Cedar Springs Road Dallas, TX 75201